As filed with the Securities and Exchange Commission on August 25, 2004
Registration No. 333-107334

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYBASE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	94-2951005
(State of incorporation)	(IRS Employer Identification No.)

One Sybase Drive
Dublin, California 94568
(Address of Principal Executive Offices)

2003 STOCK PLAN
(Full title of the plans)

Daniel R. Carl
Vice President, General Counsel and Secretary
SYBASE, INC.
One Sybase Drive
Dublin, California 94568
(Name and address of agent for service)

(925) 236-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to	to be	Offering Price Per	Aggregate Offering	Registration
be Registered	Registered (1)	Share	Price	Fee

Common Stock, par value $.0001, issuable under the Sybase, Inc. 2003 Stock Plan	0	NA (1)	NA (1)	NA (1)

(1)	All shares previously registered by this registration statement are being deregistered. See “Explanatory Note,” below.

EXPLANATORY NOTE
SIGNATURES

EXPLANATORY NOTE

     The purpose of this Post-Effective Amendment No. 1 is to: (i) deregister from this registration statement a total of 2,500,000 shares of the Company’s Common Stock available for grant as of March 25, 2004 (“Plan Adoption Date”) under the Sybase, Inc. 2003 Stock Plan (“2003 Plan”); and (ii) carry forward such shares to the Company’s Amended and Restated 2003 Stock Plan (“Amended 2003 Plan”), and have such shares covered by the registration statement on Form S-8 filed to be filed on or about the date hereof in connection with the Amended 2003 Plan and the Sybase, Inc. 1999 Nonstatutory Stock Plan, as amended (“1999 Plan”).

     On May 27, 2004, the Company’s stockholders approved the Amended 2003 Plan. Under the Amended 2003 Plan, the Company may issue up to 4,892,096 shares previously registered and available for future grant as of the Plan Adoption Date under the 2003 Plan, the Sybase, Inc. 1996 Plan, as amended (“1996 Plan”), and the 1999 Plan, pursuant to awards under the Amended 2003 Plan. As of the Plan Adoption Date, there were: (i) 2,500,000 shares available for grant under the 2003 Plan that were previously registered by this registration statement on Form S-8, File No. 333-107334 filed July 25, 2003; (ii) 1,836,351 shares available for grant under the 1996 Plan that were previously registered by a registration statement on Form S-8, File No. 333-63360 filed June 19, 2001; and (iii) 555,745 shares available for grant under the 1999 Plan that were previously registered by a registration statement on Form S-8, File No. 333-85637 filed August 20, 1999 (collectively referred to herein as “Previously Registered Shares”).

     Pursuant to Instruction E to Form S-8 and the telephonic interpretation contained in the Securities and Exchange Commission’s Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 (see G. Securities Act Forms, number 89), the Previously Registered Shares are being carried forward to, and deemed covered by, the registration statement on Form S-8 regarding the Amended 2003 Plan and the 1999 Plan filed on or about the date hereof. No filing fees are payable with respect to these Previously Registered Shares since such fees were previously paid.

     Under the terms of the Amended 2003 Plan, in addition to the Previously Registered Shares, any shares issuable pursuant to awards granted and outstanding under the 1996 Plan, the 1999 Plan, the Company’s 1992 Director Option Plan (registered by registration statements on Form S-8, File Nos. 33-21935, 33-66180, and 33-49754), and the Company’s 2001 Director Option Plan (registered by a registration statement on Form S-8, File No. 333-63360) that are forfeited or cancelled after the Plan Adoption Date, or expire without delivery of shares, also shall be made available for grant under the Amended 2003 Plan. The Company intends to file additional registration statements on Form S-8 from time to time in the future to register such additional shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on August 25, 2004.

SYBASE, INC.

By: /S/ TERESA D. CHUH

Teresa D. Chuh Vice President, Associate General Counsel and Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JOHN S. CHEN* (John S. Chen)	Chairman of the Board, Chief Executive Officer (Principal Executive Officer), President and Director	August 25, 2004
/S/ PIETER VAN DER VORST* (Pieter Van der Vorst)	Vice President and Chief Financial Officer (Principal Financial Officer)	August 25, 2004
/S/JEFFREY G. ROSS** (Jeffrey G. Ross)	Vice President and Corporate Controller (Principal Accounting Officer)	August 25, 2004
/S/ RICHARD C. ALBERDING * (Richard C. Alberding)	Director	August 25, 2004
/S/ CECILIA CLAUDIO* (Cecilia Claudio)	Director	August 25, 2004
/S/ L. WILLIAM KRAUSE* (L. William Krause)	Director	August 25, 2004
/S/ ALAN B. SALISBURY* (Alan B. Salisbury)	Director	August 25, 2004
/S/ ROBERT P. WAYMAN* (Robert P. Wayman)	Director	August 25, 2004
/S/ LINDA K. YATES* (Linda K. Yates)	Director	August 25, 2004

*	By Teresa D. Chuh, Attorney-in-Fact

**	I hereby appoint John S. Chen, Pieter Van der Vorst and Teresa D. Chuh, jointly and severally as my attorneys-in-fact, each with the power of substitution for me in any and all capacities to sign any amendment to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

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